FIRST AMENDMENT
TO
ADVISORY AGREEMENT

THIS FIRST AMENDMENT TO ADVISORY AGREEMENT (this “Amendment”), effective as of June 2, 2010, is entered into by and between UNITED DEVELOPMENT FUNDING IV, a Maryland real estate investment trust (the “Trust”), and UMTH GENERAL SERVICES, L.P., a Delaware limited partnership (the “Advisor”).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to that certain Advisory Agreement dated as of November 12, 2009 (the “Advisory Agreement”);

WHEREAS, the parties hereto desire to amend the Advisory Agreement, as provided by this Amendment;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Compensation and Reimbursement of Specified Costs. Sections 3.01(a), 3.01(b) and 3.01(d) of the Advisory Agreement are hereby deleted in their entirety and replaced with the following.

“(a)           Acquisition and Origination Fees and Acquisition Expenses.  The Trust shall pay to the Advisor or an Affiliate of the Advisor Acquisition and Origination Fees, and will reimburse the Advisor for Acquisition Expenses, in an aggregate amount of 3.0% of the net amount available for investment in Assets (after payment of Selling Commissions, wholesaling fees, marketing support fees, marketing reallowances and Organization and Offering Expenses); provided, however, that no Acquisition and Origination Fees or Acquisition Expenses will be paid or reimbursed with respect to any Asset level indebtedness incurred by the Trust.  The Acquisition and Origination Fees and Acquisition Expenses that will be paid or reimbursed by the Trust will be reduced by the amount of any Acquisition and Origination Fees or Acquisition Expenses paid or reimbursed by any Person to the Advisor or an Affiliate of the Advisor with respect to any Asset.  The Trust will not pay or reimburse any Acquisition and Origination Fees or any Acquisition Expenses with respect to any participation agreement that the Trust enters into with any Affiliate of the Trust or the Advisor for which the Advisor or an Affiliate of the Advisor previously has received Acquisition and Origination Fees or Acquisition Expenses from such Affiliate of the Trust or the Advisor with respect to the same Asset.  The total of all Acquisition and Origination Fees, including Debt Financing Fees, from any source, and any Acquisition Expenses shall be limited in accordance with the Declaration of Trust and the NASAA Guidelines.”

“(b)           Advisory Fees.  The Trust shall pay the Advisor Advisory Fees in the amount of 2.0% per annum of the Average Invested Assets, payable monthly in an amount equal to one-twelfth of 2.0% of the Average Invested Assets on the last day of the immediately preceding month; provided, however, that for purposes of calculating the Advisory Fees, Average Invested Assets will not include any Asset level indebtedness incurred by the Trust; provided, further, that no Advisory Fees will be paid with respect to any Asset level indebtedness incurred by the Trust.  The Advisor, in its sole discretion, may waive, reduce or defer all or any portion of the Advisory Fees to which it would otherwise be entitled.”

“(d)           Subordinated Incentive Fee.  The Trust shall pay to the Advisor a Subordinated Incentive Fee equal to 15.0% of the amount by which the Trust’s Net Income for the immediately preceding year exceeds the sum of (i) 100% of Invested Capital and (ii) the Shareholders’ 10.0% Return from inception through the end of the immediately preceding year.  The Subordinated Incentive Fee shall be paid annually and upon termination of this Agreement in accordance with Section 4.02, unless such termination is by the Trust because of a material breach of this Agreement by the Advisor.  If the Subordinated Incentive Fee is being paid in accordance with the termination of this Agreement, such fee will be payable with respect to the period between the end of the immediately preceding year and the Termination Date only if a Subordinated Incentive Fee was payable with respect to such immediately preceding year.  If the Subordinated Incentive Fee is payable with respect to such period between the end of the immediately preceding year and the Termination Date, such fee will be based on (i) the Trust’s Net Income between the end of the immediately preceding year and the Termination Date and (ii) the sum of (A) 100% of Invested Capital and (B) the Shareholders’ 10.0% Return from inception through the Termination Date.  Notwithstanding the foregoing, in the event the Subordinated Incentive Listing Fee is paid to the Advisor following Listing, no Subordinated Incentive Fee will be paid to the Advisor.  The Trust, in its sole discretion, may pay the Subordinated Incentive Fee with an interest bearing promissory note, cash, Shares, or any combination thereof.  In no event will the Trust pay a Subordinated Incentive Fee, including any interest payable in connection with any promissory note issued by the Trust in payment of the Subordinated Incentive Fee, in excess of the amount that would be presumptively reasonable under Section 9.7 of the Declaration of Trust.”

2. Defined Terms; References.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Advisory Agreement. Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Advisory Agreement shall, after the date hereof, refer to the Advisory Agreement as amended by this Amendment.

3. Titles and Headings.

The headings in this Amendment are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Amendment.

4. Severability.

The invalidity of any portion of this Amendment shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

5. Counterparts and Recognition of Facsimile Signatures.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. Additionally, the parties hereto acknowledge and agree that a facsimile signature to this Amendment will be recognized and accepted as an original signature.

6. Governing Law.

The parties hereto agree that this Amendment shall be governed by the provisions of Section 6.06 of the Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

UNITED DEVELOPMENT FUNDING IV By: /s/ Hollis M. Greenlaw Name: Hollis M. Greenlaw Title: Chief Executive Officer
UMTH GENERAL SERVICES, L.P. By: /s/ David Hanson Name: David Hanson Title: President